EXHIBIT 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Offering Statement on Form 1-A of Black Bird Biotech, Inc. (formerly Digital Development Partners, Inc.) (the “Company”) of:

(a) our report dated April 15, 2021, relating to the financial statements of Black Bird Biotech, Inc., (formerly Digital Development Partners, Inc.), a Nevada corporation, for the years ended December 31, 2020 and 2019, which report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern; and

(b) our report dated July 10, 2020, relating to the financial statements of Black Bird Potentials Inc., a Wyoming corporation, for the years ended December 31, 2019 and 2018.

/s/ Farmer, Fuqua & Huff, P.C.

Farmer, Fuqua & Huff, P.C.

Richardson, TX

August 31, 2021